PUTNAM MASTER INTERMEDIATE INCOME TRUST
MANAGEMENT CONTRACT
      This Management Contract is dated as of February 27, 2014 between PUTNAM MASTER INTERMEDIATE INCOME TRUST, a Massachusetts business trust (the Fund), and PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the Manager).
      In consideration of the mutual covenants herein contained, it is agreed as follows:
1.	SERVICES TO BE RENDERED BY MANAGER TO FUND.
      (a)	The Manager, at its expense, will furnish continuously
an investment program for the Fund or, in the case of a Fund that has divided its shares into two or more series under
Section 18(f)(2) of the Investment Company Act of 1940, as
amended (the 1940 Act), each series of the Fund identified from time to time on Schedule A to this Contract (each reference in this Contract to a Fund or to the Fund is also deemed to be a reference to any existing series of the Fund, as appropriate in the particular context), will determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested and will, on behalf of the Fund, make changes in such investments.
Subject always to the control of the Trustees of the Fund and except for the functions carried out by the officers and
personnel referred to in Section 1(d), the Manager will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto.  In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of the Fund and
the stated investment objectives, policies and restrictions of the Fund, will use its best efforts to safeguard and promote the welfare of the Fund and to comply with other policies which the Trustees may from time to time determine and will exercise the same care and diligence expected of the Trustees.
      (b)	The Manager, at its expense, except as such expense is
paid by the Fund as provided in Section 1(d), will furnish (1)
all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully; (2) suitable office space for the Fund; and (3) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the affairs of the Fund, including determination of the net asset value of the Fund, but excluding shareholder accounting services. Except as otherwise provided in Section 1(d), the Manager will pay the compensation, if any, of the officers of the Fund.
      (c)	The Manager, at its expense, will place all orders for
the purchase and sale of portfolio investments for the Funds account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager will use its best efforts to obtain for the
Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage
commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Funds best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Fund may determine, the Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager
determines in good faith that such amount of commission was
reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Managers overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment
discretion.  The Manager agrees that in connection with purchases or sales of portfolio investments for the Funds account, neither the Manager nor any officer, director, employee or agent of the Manager shall act as a principal or receive any commission other than as provided in Section 3.
      (d)	The Fund will pay or reimburse the Manager for the
compensation in whole or in part of such officers of the Fund and persons assisting them as may be determined from time to time by the Trustees of the Fund.  The Fund will also pay or reimburse the Manager for all or part of the cost of suitable office space, utilities, support services and equipment attributable to such officers and persons as may be determined in each case by the
Trustees of the Fund. The Fund will pay the fees, if any, of the Trustees of the Fund.
      (e)	The Manager will not be obligated to pay any expenses
of or for the Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.
      (f)	Subject to the prior approval of a majority of the
Trustees, including a majority of the Trustees who are not
interested persons and, to the extent required by the 1940 Act and the rules and regulations under the 1940 Act, subject to any applicable guidance or interpretation of the Securities and
Exchange Commission or its staff, by the shareholders of the
Fund, the Manager may, from time to time, delegate to a sub-
adviser or sub-administrator any of the Managers duties under this Contract, including the management of all or a portion of the assets being managed.  In all instances, however, the Manager must oversee the provision of delegated services, the Manager must bear the separate costs of employing any sub-adviser or sub-administrator, and no delegation will relieve the Manager of any of its obligations under this Contract.
2.	OTHER AGREEMENTS, ETC.
      It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund.  It is also understood that the Manager and any person controlled by or under common control with the
Manager may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.
3.	COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.
      The Fund will pay to the Manager as compensation for the Managers services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to paragraphs (a),
(b), and (c) of Section 1, a fee, based on the Funds Average Net Assets, computed and paid quarterly at the annual rates set forth on Schedule B attached to this Contract, as from time to time amended.
      Average Net Assets means the average of the weekly determinations of the difference between the total assets of the
Fund (including any assets attributable to leverage for
investment purposes) and the total liabilities of the Fund
(excluding liabilities incurred in connection with leverage for investment purposes), determined at the close of the last business day of each week, for each week which ends during the quarter. The fee is payable for each quarter within 30 days after the close of the quarter.  As used in this Section 3,
leverage for investment purposes means any incurrence of
indebtedness the proceeds of which are to be invested in
accordance with the Funds investment objective. For purposes of calculating Average Net Assets, liabilities associated with any instruments or transactions used to leverage the Funds portfolio for investment purposes (whether or not such instruments or transactions are covered within the meaning of the 1940 Act and the rules and regulations thereunder, giving effect to any interpretations of the Securities and Exchange Commission and its staff) are not considered liabilities. For purposes of calculating Average Net Assets, the total assets of the Fund will be deemed to include (a) any proceeds from the sale or transfer of an asset (the Underlying Asset) of the Fund to a counterparty in a reverse repurchase or dollar roll transaction and (b) the value of such Underlying Asset as of the relevant measuring date.
      In the event that, during any period for which payments of interest or fees (whether designated as such or implied) are payable in connection with any indebtedness or other obligation of the Fund incurred for investment purposes (a Measurement
Period), the amount of interest payments and fees with respect to such indebtedness or other obligation, plus additional expenses attributable to any such leverage for investment purposes for such Measurement Period, exceeds the portion of the Funds net income and net short-term capital gains (but not long-term
capital gains) accruing during such Measurement Period as a
result of the fact that such indebtedness or other obligation was outstanding during the Measurement Period, then the fee payable to the Manager pursuant to this Section 3 shall be reduced by the amount of such excess; provided, however, that the amount of such reduction for any such Period shall not exceed the amount determined by multiplying (i) the aggregate value of all assets representing leverage for investment purposes by (ii) the percentage of the Average Net Assets of the Fund which the fee payable to the Manager during such Measurement Period pursuant to this Section 3 would constitute without giving effect to such reduction. The amount of such reduction attributable to any Measurement Period shall reduce the amount of the next quarterly payment of the fee payable pursuant to this Section 3 following the end of such Measurement Period, and of any subsequent
quarterly or more frequent payments, as may be necessary. The expenses attributable to leverage for investment purposes and the portion of the Funds net income and net short-term capital gains accruing during any Measurement Period as a result of the fact that leverage for investment purposes was outstanding during such Measurement Period shall be determined by the Trustees of the
Fund.
      The fees payable by the Fund to the Manager pursuant to this
Section 3 will be reduced by any commissions, fees, brokerage or similar payments received by the Manager or any affiliated person of the Manager in connection with the purchase and sale of
portfolio investments of the Fund, less any direct expenses
approved by the Trustees incurred by the Manager or any
affiliated person of the Manager in connection with obtaining such payments.
      In the event that expenses of the Fund for any fiscal year exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any
jurisdiction in which shares of the Fund are qualified for offer or sale, the compensation due the Manager for such fiscal year will be reduced by the amount of excess by a reduction or refund thereof. In the event that the expenses of the Fund exceed any expense limitation which the Manager may, by written notice to the Fund, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager will be reduced, and if
necessary, the Manager will assume expenses of the Fund, to the extent required by the terms and conditions of such expense
limitation.
      If the Manager serves for less than the whole of a quarter, the foregoing compensation will be prorated.
4.	ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS
CONTRACT.
      This Contract will automatically terminate, without the
payment of any penalty, in the event of its assignment, provided that no delegation of responsibilities by the Manager pursuant to
Section 1(f) will be deemed to constitute an assignment.  No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver,
discharge or termination is sought.  No amendment of this
Contract is effective until approved in a manner consistent with the 1940 Act, the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.
5.	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.
      This Contract is effective upon its execution and will
remain in full force and effect as to a Fund continuously
thereafter (unless terminated automatically as set forth in
Section 4 or terminated in accordance with the following
paragraph) through June 30, 2014, and will continue in effect from year to year thereafter so long as its continuance is
approved at least annually by (i) the Trustees, or the
shareholders by the affirmative vote of a majority of the
outstanding shares of the respective Fund, and (ii) a majority of the Trustees who are not interested persons of the Fund or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval.
      Either party hereto may at any time terminate this Contract as to a Fund by not less than 60 days written notice delivered or mailed by registered mail, postage prepaid, to the other party.
Action with respect to a Fund may be taken either (i) by vote of a majority of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the respective Fund.
      Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.
6.	CERTAIN DEFINITIONS.
      For the purposes of this Contract, the affirmative vote of a majority of the outstanding shares of a Fund means the affirmative vote, at a duly called and held meeting of
shareholders of the respective Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy)
and entitled to vote at the meeting, if the holders of more than
50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less.
      For the purposes of this Contract, the terms affiliated
person, control, interested person and assignment have their respective meanings defined in the 1940 Act, subject, however, to the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange
Commission or its staff; the term approve at least annually will be construed in a manner consistent with the 1940 Act and the rules and regulations under the 1940 Act and any applicable
guidance or interpretation of the Securities and Exchange
Commission or its staff; and the term brokerage and research services has the meaning given in the Securities Exchange Act of
1934 and the rules and regulations under the Securities Exchange
Act of 1934 and under any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.
7.	NON-LIABILITY OF MANAGER.
      In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any shareholder of the
Fund for any act or omission in the course of, or connected with, rendering services hereunder.
8.	LIMITATION OF LIABILITY OF THE TRUSTEES, OFFICERS, AND
SHAREHOLDERS.
      A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the respective Fund.


      IN WITNESS WHEREOF, PUTNAM MASTER INTERMEDIATE INCOME TRUST and PUTNAM INVESTMENT MANAGEMENT, LLC have each caused this instrument to be signed on its behalf by its President or a Vice President thereunto duly authorized, all as of the day and year first above written.

PUTNAM MASTER INTERMEDIATE INCOME
TRUST
      By:      /s/ Jonathan S. Horwitz
                              Jonathan S. Horwitz
Executive Vice President,
Principal Executive Officer,
and Compliance Liaison

                              PUTNAM INVESTMENT MANAGEMENT, LLC
By:       /s/ James P. Pappas
                              James P. Pappas
Director of Trustee Relations
and Authorized Person


Schedule A
Not applicable



Schedule B

0.75% of the first $500 million of Average Net
Assets;
0.65% of the next $500 million of Average Net
Assets;
0.60% of the next $500 million of Average Net
Assets;
0.55% of the next $5 billion of Average Net
Assets;
0.525% of the next $5 billion of Average Net
Assets;
0.505% of the next $5 billion of Average Net
Assets;
0.49% of the next $5 billion of Average Net
Assets;
0.48% of the next $5 billion of Average Net
Assets;
0.47% of the next $5 billion of Average Net
Assets;
0.46% of the next $5 billion of Average Net
Assets;
0.45% of the next $5 billion of Average Net
Assets;
0.44% of the next $5 billion of Average Net
Assets;
0.43% of the next $8.5 billion of Average Net
Assets; and
0.42% of any excess thereafter.



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A-1
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B-1
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